Exhibit 99.3

VASCO Data Security International, Inc.

Q2 2014 Earnings Conference Call

Edited Transcript

July 24, 2014

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International Inc.—VP, Corporate Communications

Ken Hunt VASCO Data Security International Inc.—Chairman & CEO

Jan Valcke VASCO Data Security International Inc.—President & COO

Cliff Bown VASCO Data Security International Inc.—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company—Analyst

Fred Ziegel Topeka Capital Markets—Analyst

Josh Goldberg G2 Investment Partners—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Q2 2014 earnings conference call. (Operator Instructions) I would now like to turn the conference over to John Gunn, VP of Corporate Communications. Please go ahead, sir.

John Gunn —VASCO Data Security International Inc.—VP, Corporate Communications

Greetings, everyone. Thank you for joining the VASCO Data Security second-quarter 2014 earnings conference call. Speaking first will be Ken Hunt, VASCO Chairman, Founder, and CEO, followed by Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer. Then we will open the call for questions from analysts.

Please note that statements made during this conference call that relate to future plans, events, or performances are forward-looking statements. Any statements containing words such as believes, anticipates, plans, expects, projects, and similar words is forward looking and these statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

In addition, please note that the date of this conference call is July 24, 2014. Any forward-looking statements and related assumptions are made as of this date. Except as expressly required by the federal securities laws, we undertake no obligation to update these statements as a result of new information or future events or any other reason.

At this time I will turn the call over to Ken.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Thank you, John. Hi, everyone.

Operator

Ladies and gentlemen, please stand by. The conference will resume shortly. Please remain on the line.

Ladies and gentlemen, the conference will now resume. We thank you for your patience.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Hi, everyone. I understand there was a moment of silence there, sorry for that. I was actually (technical difficulty) I will keep my comments brief today as I would like to focus on answering your questions after management’s prepared remarks.

Second, I would like to say that I very pleased with the Company’s strong performance in Q2 and the first half of 2014. I attribute this to the hard work of our entire organization in executing our long-term strategy and to improvements in the global economic environment, particularly in the financial sector. Our results demonstrate our strength and increasing momentum in many areas.

Revenue from continuing operations for the second quarter of 2014 increased 28% to $47.7 million from $37.3 million in the second quarter of 2013 and for the first six months of 2014 increased 19% to $86.5 million from $72.6 million for the first six months of 2013.

Operating income from continuing operations for the second quarter and first six months of 2014 was $7.6 million and $11.5 million, respectively, an increase of $5.7 million, or 297%, from $1.9 million reported for the second quarter of 2013 and an increase of $6.9 million, or 149%, from $4.6 million reported for the first six months of 2013. Operating income as a percentage of revenue for the second quarter and first six months of 2014 was 16% and 13%, respectively, compared to 5% and 6% for the comparable periods in 2013.

Our cash increased from $109.5 million at March 31 to $123.3 million at June 30, 2014.

We are maintaining a focus on executing a revenue growth strategy through five primary methods:

The first is bringing the next generation of authentication and digital signature technologies to our customers to coincide with their authentication replacement, or refresh, cycles as we are doing with our Cronto technology and DIGIPASS for APPS.

The second is driving increased demand for our products in new applications and new markets. The US retail banking market and our partnership with HSBC is a great example of this.

The third is increasing the adoption of our authentication as a service and cloud-based solutions, such as our DIGIPASS-as-a-Service.

Fourth is to continue expanding our client base in segments beyond our core business, such as application security for cloud application developers and independent software vendors.

Fifth is identifying security technology companies for additional tuck-in acquisitions, such as our recent acquisition of Risk IDS.

Because of our consistent and strong performance, we have the cash on hand and cash flow from operations that we need to aggressively pursue and realize this growth strategy. We continue to make inroads into the market with the Cronto technology and our DIGIPASS 760 product. This incorporates a secure, but easy-to-use, method to verify and digitally sign financial transactions.

Some of you have read the news this week about the Emmental banking attack profiled by Trend Micro. We are very pleased that in their report Trend identifies VASCO’s Cronto technology as a method of protection against this attack.

Our Cronto technology utilizes a next-generation QR code, which is a color cryptographic matrix displayed on the customers’ PC screen. Essentially a high-definition color QR code.

During an online banking transaction the customer uses their mobile phone or a small VASCO hardware device to capture the QR code from the screen of their PC or laptop. The customer is then presented with what the bank believes the customer has requested, specifically the amount of the transaction and the payee. This information is encoded in the high-definition QR code and cannot be spoofed or replicated by a hacker.

This enables the customer to verify that the transaction details are genuine and the correct amount. This mitigates the increasing risk of banking malware and man-in-the-middle attacks and provides the customer and the bank an assurance that the payment instructions have not been altered. This simple process takes security beyond the current use of two-factor authentication and provides a higher level of security that is necessary to protect online and mobile banking against the most sophisticated new attacks.

I feel very positive about our continuing success in achieving our growth goals and executing our long-term strategy of expanding beyond our current markets. We are making the right investments in people and technology to deliver critical security features that the market will realize and that our competitors do not have.

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke —VASCO Data Security International Inc.—President & COO

Thank you, Ken. Ladies and gentlemen, the second quarter was another strong quarter for VASCO that followed our improvements over the fourth quarter of 2013 and the first quarter of 2014. These results demonstrate our ability to increase revenue at a much faster rate than our expenses with essentially the same headcount, resulting in significant improvement in operating income and net income.

Our results for the [second] (corrected by company after the call) quarter reflected a 31% increase in revenues from the banking market and a 14% increase in revenues from the enterprise and application security market. Going forward, we believe that our new solutions and new markets, including specific vertical segments and the application security markets, will continue to offer additional opportunities for significant growth.

One of our technology highlights for the second quarter was the successful acquisition of Risk IDS, a provider of risk-based authentication solutions to global banks. What is exciting about Risk IDS is the way the technology provides online transactional risk management analysis through an intelligent authentication decision engine.

How it increases security is by profiling and scoring the context of the user’s request to determine the risk profile of the transaction or request. Contextual threat information that is evaluated in real-time includes user location, the transaction amount, user device characteristics, the presence of malware on the user’s device, and other factors.

We believe that this unique solution will allow us to deliver improved real-time fraud detection to our clients and a dynamic process to ensure that high-risk situations are identified and result in stronger authentication challenges when needed. The integration of this technology into our core solutions is proceeding as planned and we expect it to contribute to our revenue in 2015. Another solution that I’m very excited about and that is gaining momentum is our DIGIPASS for APPS solution. As more organizations implement applications, commonly known as apps, for their employees’ and customers’ mobile devices it is becoming more important to properly secure those apps.

DIGIPASS for APPS is a library of critical security functions that web and mobile application developers can quickly and seamlessly integrate directly into their application to enhance security. Some examples of the innovative functions available in DIGIPASS for APPS include integrated one-time password authentication to reduce fraud risk, a signature function for transaction verification, a geolocation feature to establish proof of presence, and advanced functionality to detect if a mobile device has been compromised. All of which enable the application developer to easily provide their users with a high level of security with little expense or expertise.

An example of how we are successfully executing the growth strategy that Ken outlined is our June announcement of our win with PointClickCare, one of the leading providers of cloud-based software for the senior care industry. PointClickCare is using VASCO authentication to enable healthcare practitioners to access patient medical records and co-sign treatment orders through a mobile device while still meeting stringent patient privacy regulations.

We have other opportunities developing in this vertical market and it is an example of a segment where technology and regulation are combining to create enhanced opportunities for VASCO. Thank you, Ken.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Thank you, Jan. At this time I would like to introduce to you Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer. Cliff?

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Thanks, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the second quarter of 2014 were $47.7 million, an increase of $10.4 million, or 28%, from the second quarter of 2013. For the first six months revenues were $86.5 million, an increase of $13.9 million, or 19%, from the comparable period in 2013.

The increase in revenue in the second quarter reflected a 31% increase in revenues from the banking market and a 14% increase in revenues from the enterprise and application security market. For the six months ended June 30, 2014, the increase reflected a 19% increase in revenues from the banking market and a 20% increase in revenues from the enterprise and application security market.

Changes in exchange rates also had a favorable impact on the comparison of revenues. We estimate that revenues were $0.9 million higher for the second quarter and $1.1 million higher for the first six months of 2014 than they would have been had the exchange rates in 2014 been the same as in 2013.

The mix of revenues in the second quarter of 2014 was more heavily weighted to banking market than in the second quarter of 2013. Revenues from the banking market were 85% of our total revenues in the second quarter of 2014 compared to 83% in the second quarter of 2013. The mix of revenues for the first six months of 2014 was largely the same as in 2013 with 83% of our revenue coming from the banking market in both periods.

The geographic distribution of our revenue for the first six months of 2014 compared to the same period in 2013 showed a slight increase in revenues outside of EMEA, which is our most significant region. For the first six months of 2014 EMEA contributed 62% of our total revenue compared to 64% for the first six months of 2013.

Of the remaining balance for the first six months of 2014, 5% of the revenue came from the United States, 23% from Asia, and the remaining 10% came from other countries. Of the remaining balance for the first six months of 2013, 8% of the revenue came from the US, 16% from Asia, and the remaining 12% came from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment if any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Our gross profit margins were slightly stronger for both the second quarter and first six months of 2014 compared to the same periods of 2013. Our gross profit margins were 65% and 66% of revenue for the second quarter and first six months of 2014, respectively, compared to 64% and 65% of revenue for the comparable periods in 2013.

The increase in gross profit as a percentage of revenue for the second quarter and first six months of 2014 compared to 2013 primarily reflects the benefit of the strengthening of the euro versus the US dollar and lower non-product costs, such as freight and inventory write-downs, partially offset by a decline in gross margin on products sold to the banking market.

The decline in gross margin on products sold to the banking market primarily reflects an increase in the percentage of our revenue that came from card readers. For the first six months of 2014 approximately 20% of our total revenue came from the sale of card readers. For the first six months of 2013 only 15% of our total revenue came from the sale of card readers.

On a consolidated basis our operating expenses for the quarter and six months ended June 30, 2014, were $23.4 million and $45.3 million, respectively, an increase of $1.4 million, or 6%, from the second quarter 2013 and an increase of $3 million, or 7%, for the six months ended June 30, 2014.

The increase in consolidated operating expenses for both the second quarter and first six months of 2014 compared to the same period in 2013 primarily reflected increased incentive compensation expenses related to higher revenues, the incremental expenses related to the Cronto Limited acquisition which we acquired in the second quarter of 2013, and the strengthening of the euro compared to the US dollar. We estimate that the strengthening of the euro versus the US dollar increased our expenses by $0.8 million and $1.1 million for the second quarter and first six months of 2014 compared to the same periods in 2013.

At June 30, 2014, we had 375 people worldwide with 184 in sales, marketing, and customer support; 134 in research and development; and 57 in general and administrative. The average headcount for the second quarter of 2014 was 8 persons, or 2%, lower than the average headcount for the second quarter of 2013. The average headcount for the first six months of 2014 was 2 persons, or 1%, higher than the average headcount for the same periods in 2013.

Operating expenses for the second quarter and first six months of 2014 included $0.8 million and $1.4 million of expenses related to long-term incentive plan costs, respectively, compared to $0.6 million and $1.4 million of long-term incentive plan costs for the second quarter and first six months of 2013, respectively.

Operating income for the second quarter of 2014 was $7.6 million, an increase of $5.7 million, or 297%, from the $1.9 million reported in the second quarter of 2013. For the first six months operating income was $11.5 million in 2014, an increase of $6.9 million, or 149%, from the $4.6 million reported in 2013. Operating income as a percent of revenue or operating margin was 16% for the second quarter and 13% for the first six months of 2014. In 2013, our operating margins were 5% for the second quarter and 6% for the first six months.

We reported income tax expense of $1 million for the second quarter and $1.8 million for the first six months of 2014. The effective tax rate was 13% for the second quarter and 15% for the first six months of 2014. For 2013, the Company reported income tax expense of $0.4 million for the second quarter and $0.9 million for the first six months. The effective tax rate was 17% for both the second quarter and first six months of 2013.

The increase in tax expense for the second quarter and first six months is attributable to higher pretax income partially offset by the lower effective rate. The effective tax rates for both 2014 and 2013 reflect our estimates of our full-year tax rate at the end of the second quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pretax income at the end of the second quarter of each year as well as the geographic distribution of where the income is earned.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter 2014. Our net cash balance was $123.3 million at June 30, 2014, an increase of $13.8 million, or 13%, from $109.5 million at March 31, 2014, and an increase of $24.7 million, or 25%, from $98.6 million at December 31, 2013.

At June 30, 2014, we had working capital of $135.2 million, an increase of $7.5 million, or 6%, from $127.7 million at March 31, 2014, and an increase of $10.7 million, or 9%, from $124.5 million reported at December 31, 2013. The increase in working capital is primarily related to our operating profits.

Thank you for your attention. I would now like to turn the call back to Ken.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Thank you, Cliff. At this time I would like to highlight our guidance for 2014.

VASCO is increasing its guidance for revenue for the full-year 2014. We currently believe that our revenue from our traditional business, which excludes our new service product offerings, DIGIPASS-as-a-Service and MYDIGIPASS.com, will be in the range of $175 million to $180 million, an increase from the range communicated previously of $168 million to $172 million, and we are also increasing our guidance for operating income as a percentage of revenue.

We expect that operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, will be in the range of 13% to 15%, which compares to the 11% to 13% communicated previously. The reason for our revised guidance is the continued strong intake of new orders and the increasing demand for our solutions.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Joe Maxa, Dougherty & Company.

Joe Maxa —Dougherty & Company—Analyst

Thank you. Good quarter, guys. Question regarding, I am just looking at the outlook. Obviously, the guidance suggests banking is going to remain strong for the rest of the year. Can you give us a little color on what the pipeline looks like? I am wondering how sustainable this strength in the banking may be.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Jan, why don’t you address that question?

Jan Valcke —VASCO Data Security International Inc.—President & COO

Joe, hello, good morning. The pipeline remains strong in the banking and I can say that it is basically in almost all regions.

Joe Maxa —Dougherty & Company—Analyst

Okay. I saw that you had strength overall in Asia-Pacific first six months of this year. Not strength in the United States yet, but you have that rollout starting with HSBC so that is clearly a second half event.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

That is correct.

Joe Maxa —Dougherty & Company—Analyst

Okay. Those are my two so I will jump back in the queue.

Operator

Fred Ziegel, Topeka Capital Markets.

Fred Ziegel —Topeka Capital Markets—Analyst

Two questions. One, your margin guidance would assume something on the spending side is going to happen in the second half of the year given where we were in the second quarter. Is that related to a build up on the Risk IDS business?

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

I will let Cliff handle that.

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

It is in part that, Fred. We bought Risk IDS in the closing month of the second quarter. It was a very small operation, so as we bring it into VASCO, it, on its own basis, wouldn’t be a significant expense increase. But we are planning to invest in the development of that product over the next several quarters, as Jan mentioned in his comments.

More important in the operating margin guidance is probably continued pressure on the gross margins from the banking business. As I noted in my comments, the gross margins are up overall, but the margins within the banking business are down, in large part because of the significant percentage of card readers that were sold in the second quarter and first half of the year.

We expect that percentage to remain high, if not increase slightly, throughout the full year so the second half we expect more of that pressure in the banking side.

Fred Ziegel —Topeka Capital Markets—Analyst

Okay. The other question is on the banking business/pipeline do you have a sense or do you know how much of that is new deployments versus banks that are moving to a next-generation solution? I guess replacement versus new.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

This is Ken. A fairly high percentage of our revenue comes from existing customers, which is good. And as the banking regulators around the world start noticing that there are thousands of hacking attacks, they are turning their attention to increasing the security regulations to the banks. So the banks are looking for how to increase the security, yet how to not offend and lose customers.

And that is one of the reasons why Cronto is so exciting to us is because it continues the digital signature capability that we have had for years and years and it makes it easy. It makes it much easier to do that function. Jan, do you have any other follow-up?

Jan Valcke —VASCO Data Security International Inc.—President & COO

I think again just say the same thing like you, Ken, that it is a mix of basically customers more and more ordering because the e-banking, their e-banking customers is also growing. And then also banks that are going for a new technology.

Fred Ziegel —Topeka Capital Markets—Analyst

Do you sense in the US that this upcoming HSBC deployment is getting any attention from some of the other targeted banks you would like to talk to?

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Yes, I think all the banks — at least it has been our experience since back in the early 90s, all the banks kind of look at their competitor down the street, see what they do, examine it. And if it looks like it is a competitive differentiator, they do it and they spend money.

So, yes, I would expect that HSBC’s decision and their prominent announcement that they are going to ask their consumer customers to actually use one of VASCO’s product, either the 270 hardware device or the DIGIPASS for mobile on the smartphone of the customer. I think that is noticed. I think that they are starting to roll it out now. They are starting to communicate to those consumers, telling them exactly what they expect.

We have not gotten any feedback about the reception so far, but I expect it to be positive.

Fred Ziegel —Topeka Capital Markets—Analyst

Would you expect it to be more on the mobile side as far as deployment?

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

In the United States I think that mobile is stronger for use by consumers than it is elsewhere. Elsewhere they favor a hardware device. So, yes, I think because of the culture here in the United States more than likely the consumers will opt for an app on their phone.

Jan, do you have any other opinions on that?

Jan Valcke —VASCO Data Security International Inc.—President & COO

Maybe slightly different opinion that due to — if you look a little bit at our business model and at our products basically, you will see with the VACMAN Controller a bank can easily deploy different DIGIPASSes without changing anything at the backend. So having said that, the banks like sometimes to deploy two or three different DIGIPASSes and let sometimes the choice even to the consumer to decide what product they are going to use. So expect in the US also that that will happen, but I do agree with Ken that most consumers will choose for the mobile solutions.

Fred Ziegel —Topeka Capital Markets—Analyst

Thanks.

Operator

(Operator Instructions) Joe Maxa, Dougherty & Company.

Joe Maxa —Dougherty & Company—Analyst

Just I see the deferred revenue has picked up nicely in the quarter. Can you just talk to that, what is driving that? Actually over the last year you have seen some nice growth.

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Yes, Joe, that in part is due to the timing of some of our revenue recognition. So as we get down to the end of each quarter we are looking hard at transactions that don’t meet the accounting requirements, so that is a piece of it.

A bigger piece is the growth in our maintenance revenue, so right now maintenance is increasing in terms of overall volume. It is not to the point yet where it is a 10% of revenue kind of item, but it is showing nice growth year-over-year.

The third is, with the Cronto acquisition, the model they were using before we acquired them was more of a term license, which created recurring revenue but which also results in revenues being deferred. So as I look at that deferred revenue it has grown. We are focused internally on looking for other opportunities to create more recurring revenues and hope that it continues to grow.

But right now it is the three components. The largest component probably maintenance followed by Cronto followed by a normal revenue recognition items.

Joe Maxa —Dougherty & Company—Analyst

Going forward with your current banking customers that are looking at Cronto, do you expect this same model or do you expect it to be more your traditional revenue recognition model?

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

For existing customers, we expect it to be more our traditional models. As you know, many of those customers have been with us many years. We don’t have recurring revenue with them, but we have sustainable, repeatable revenue with them where they do a large deployment and then they come back and order new product several years down the road. That new product either for upgrading the level of security they are using or other reasons.

So in working with them they are obviously most familiar with our traditional ways of doing business and it is like swimming upstream to try to get them to change to a recurring revenue model. (multiple speakers)

Joe Maxa —Dougherty & Company—Analyst

I just wanted to make sure you weren’t trying to do that. Actually last question is what was the percent of your revenue from non-hardware?

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Our percent of revenue for non-hardware in this quarter was 26% and that compares to 27% in the second quarter — 28% in the second quarter of last year. Excuse me, Joe, that is not correct. Second quarter this year 26%, second quarter of last year 27%. Year-to-date six months this year 28%, year-to-date last year 28%.

Joe Maxa —Dougherty & Company—Analyst

Okay. So the increase — actually I was just interested in the gross margin strength, the higher revenue, so clearly that is some type of product mix. Oftentimes you do talk about the banking bringing gross margin down, but it has actually been pretty strong in the higher revenue. So just do you have a little bit more color on where that came from?

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Part of it is exchange rate. The euro strengthened against the US dollar about 6% in the second quarter, 4% on a year-to-date basis. As you know, we buy the majority of our inventory components on a US dollar basis, but our sales are in various currencies.

So if you looked at the mix of our sales year-to-date Q2, about 36% of our sales were denominated in euros so we get the currency affect on that. And as I noted in the call, we think that was about $900,000 for the quarter. It was about $1.1 million on a year-to-date basis.

If I were to adjust the Q2 margins to back out the currency, my margin for the quarter would have been 64.5% and my margin year-to-date would have been 65.3%. So if I backed out the currency I am really very comparable to last year.

Then the other issue gets into where the shipments are and what our freight costs are. A lot of the shipments, as was noted earlier on the call, were to Asia and obviously, since we are producing in China, that creates lower freight expense. So our non-product cost was the other factor that is offsetting the decline in the banking margins.

Joe Maxa —Dougherty & Company—Analyst

I see. Okay, that is helpful. Thank you.

Operator

(Operator Instructions) Josh Goldberg, G2 Investment Partners.

Josh Goldberg —G2 Investment Partners—Analyst

Congrats on a good quarter. I guess I have two questions; one more kind of bigger picture.

Obviously you announce this opportunity with HSBC and you talk about how the environment is usually the bank across the street or the next-door wants to follow suit. You have announced the HSBC contract about three months ago. Can you guys give us more color on the conversations you are having with some other banks, how deep some of those might be in terms of implementing your solution or any solution of two-factor authentication? And do you think this will be probably a 2015 event for your company?

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Josh, I think we can’t give you any specifics by a particular banking firm but, Jan, you can probably give Josh an overview feeling for what the response has been. I am certain that our salespeople here in the United States are going to all their current banks that we have as customers, as well as the prospects we have, and making sure that they know that HSBC has made this decision and is moving forward.

Jan, do you have anything else to say?

Jan Valcke —VASCO Data Security International Inc.—President & COO

Yes, I think you need to see that even if you don’t see it so much in our results we are working already since many, many, many years, over 10 years in the banking field in the United States. The US is mainly cash management and electronic banking for was cash management was moving slowly forward in the US. But that means that we now — a lot of banks in the US, a lot of banks are customers in the US, even if today the quantities are small because it is only for cash management.

But having said that, that means that a lot of banks have already an infrastructure that is DIGIPASS-enabled with the VACMAN Controller. And that means that if those banks are moving forward to secure their retail banking transactions that we are probably going to be a preferred partner because the backend is done. And I believe also they are quite happy with our service that we are doing.

I believe what Ken is saying is banks are, yes, looking at HSBC — That is very typical in that community — and we are talking with a lot of banks for their securing their next applications.

Josh Goldberg —G2 Investment Partners—Analyst

Jan, since I have you (multiple speakers) go ahead.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

Josh, just one second. Let me clarify; when Jan says cash management, he is talking about corporations that are managing their cash. And so what Jan is saying is most of the banks that we have as customers, their customers using our technology are corporations. So the very large audiences of consumers are pretty much untapped in the United States.

Josh Goldberg —G2 Investment Partners—Analyst

I am just curious, Jan, you mentioned earlier that you felt that the pipeline was strong across all your geographies. Can you just touch upon that a little bit more about the strength that you are seeing in your pipeline? Obviously your order intake has been strong, but now it seems like even our pipeline for new orders will continue to be strong as well. Thanks.

Jan Valcke —VASCO Data Security International Inc.—President & COO

If you are talking about backlog, I would like that maybe Cliff give some comments on that.

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Josh, I think the nature of your comment, when Jan talks about backlog he is talking about firm orders that we have already received. When we are talking about the strength of the pipeline across all geographies, what we are really seeing is the banking community globally is responding very positively to the products we have in relation to the security threats that they see.

So as the global banks continue to push to Internet banking, as they continue to push towards mobile types of banking solutions, they look at the kind of attacks, as Ken mentioned the Emmental attack recently. They see that our strong two-factor authentication solutions are strong defenses against those kinds of attacks. We are really seeing a pretty broad-based increase in the opportunities that we have globally for those factors.

Josh Goldberg —G2 Investment Partners—Analyst

Cliff, because I have you, just curious, did you — I remember I think last quarter you gave a number where you thought the tax rate would be for the year. Is it still going to be below last year’s tax rate? Is that still the expectation?

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Well, US GAAP requires us to do an estimate of what the tax rate is going to be for the full year at the end of each quarter. So our rate this year at this point in time is 15%, that is the rate that we booked to and adjusted our year-to-date tax rate to. Last year I believe we finished the year with 22%, so I do believe the tax rate is going to be lower this year than last year.

Josh Goldberg —G2 Investment Partners—Analyst

I see. And that is because of where you are generating most of your revenue and earnings?

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Yes. I think you may already know, but others on the call may not, that we have got a structure in place that basically allows for a lot of the earnings outside of the Western Hemisphere to be taxed primarily in Switzerland. They are taxed first in the areas that provide the services to those countries at the statutory rate in those countries, but the IP is owned by Switzerland. The IP for the Western Hemisphere is owned by the United States.

So, first, the increase in revenue is important if that increase in revenue is largely overseas, which as you see from our results the US is only about 5% of our revenues this year. The majority is going to be taxed at that more favorable rate.

Josh Goldberg —G2 Investment Partners—Analyst

Okay, great. Just last one for me; it looks like your share count went up by almost 1.1 million shares. I assume that is because of a lot more options in the money. Do you have a sense of what the — the highest the share count can go? How many more options could the share count go to in terms of an increase? And thanks again.

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Josh, we don’t use options as incentive comp. We use restricted stock to some degree, so there are no significant stock option grants that are outstanding. There are no large volumes of even restricted stock grants that are outstanding.

So today we are just under 40 million shares issued and outstanding and the data I have doesn’t really show that kind of increase. The fully diluted shares last year were 39.3 million, the fully diluted shares for this quarter were 39.5 million. So it may be that you and I should have a conversation offline as to —.

Josh Goldberg —G2 Investment Partners—Analyst

I was just looking relative to Q1.

Cliff Bown —VASCO Data Security Internationl Inc.—EVP & CFO

Q1 it was 39.4 million so we are up only about 80,000 shares.

Josh Goldberg —G2 Investment Partners—Analyst

Okay, fantastic. Thank you so much.

Operator

We have no further questions at this time.

Ken Hunt —VASCO Data Security International Inc.—Chairman & CEO

All right, good. Thanks, as always, for all of you attending and participating. Again, as always, I want to thank the VASCO employees and staff around the world for their hard work and their excellent performance. Good day, everybody.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.